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                             EXE TECHNOLOGIES, INC.

                              EMPLOYMENT AGREEMENT


                THIS EMPLOYMENT AGREEMENT is made as of the 13th day of July, 1998 by and between Christopher F. Wright, a resident of the Commonwealth of Pennsylvania (the "Employee"), and EXE Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company").

                WHEREAS, the Company is engaged in the business of providing supply chain execution software and related services to the warehouse, distribution and logistics industries worldwide (the "Business"); and

                WHEREAS, the Company desires to employ the Employee and the Employee desires to be employed by the Company for a period of time in the future upon the terms and conditions hereinafter set forth.

                NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

                1.      EMPLOYMENT AND TERM.

                        (a) The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, for the position detailed in Schedule A attached hereto (the "Position"), for a period of three (3) years from the date of the commencement of employment (the "Start Date") specified in SCHEDULE A attached hereto (the "Initial Term"). The Employee shall also be a member of the Executive Committee appointed by the Board of Directors and shall serve as Secretary of the meetings. The Employee shall also serve as the Corporate Secretary of the Company and attend all Board Meetings of the Company as an observer and as Secretary of the meetings.

                        (b)     At the end of the Initial Term, this
Agreement shall automatically renew for successive additional periods of one
(1) year, unless either party provides written notice to the other party at least ninety (90) days prior to the expiration of the Initial Term or any such renewal period indicating the notifying party's election not to renew this Agreement. The

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Initial Term of employment and any renewal periods hereunder, subject to the provisions of Section 8 hereof, are hereinafter referred to as the "Term."

                        (c) The Employee's principal office shall be located at the Company's offices for the Philadelphia region, currently Eddystone, PA. The Company shall not relocate the Employee's principal office outside the Philadelphia Metropolitan area. The Company and the Employee expect that the Employee's travel time will be limited to three (3) to four
(4) days per month, principally from Philadelphia to the Company's headquarters in Dallas, TX.

                2. DUTIES. During the Term, the Employee shall serve the Company faithfully and to the best of his ability and, subject to Section 3, shall devote his full time, attention, skill and efforts to the performance of the duties required by or appropriate for the Position. The Employee shall assume such duties and responsibilities as may be customarily incident to such a position, and such additional and other duties as may be determined jointly from time to time by the Employee and the Reporting Manager designated in SCHEDULE A attached hereto or the Board of Directors of the Company (the "Board"), including, without limitation, the duties and responsibilities set forth in SCHEDULE A. The Employee shall report to the Reporting Manager.

                3. OTHER BUSINESS ACTIVITIES. During the Term, the Employee shall not directly or indirectly engage in any other business activities or pursuits whatsoever, without the prior consent of the Reporting Manager in his sole discretion, except: (a) serving on Boards of Directors or Advisory Boards in connection with non-profit or for profit organizations, which are not competitors of the Company; (b) managing personal investments;
(c) participating in charitable or civic activities; (d) winding down his private law practice at Pepper Hamilton LLP; and (e) serving as an executor, trustee or in other similar fiduciary capacity; provided that such activities do not interfere materially with his performance of his responsibilities and obligations pursuant to this Agreement; and provided further that the Employee may retain personally any fees, expense reimbursements, equity or other compensation received by the Employee from such activities, including without limitation any transition payments from Pepper Hamilton LLP, executor fees or referral fees.

                4. COMPENSATION. The Company shall pay the Employee, and the Employee hereby agrees to accept, as compensation for all services rendered hereunder and for the Employee's intellectual property covenants and assignments and covenant not to compete as provided for in Sections 6 and 7 hereof, the compensation set forth in this Section 4.

                        4.1 SALARY. The Company shall pay the Employee an initial base salary at the annual rate detailed in SCHEDULE A attached hereto (the "Base Salary"). The Base

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Salary shall be inclusive of all applicable income, social security and other taxes and charges that are required by law to be withheld by the Company, or are requested to be withheld by the Employee. The Base Salary shall be withheld and paid in accordance with the Company's normal payroll practice for its similarly situated employees from time to time in effect. The Base Salary may be increased from time to time by the Compensation Committee of the Board in its sole discretion.

                        4.2     INCENTIVE COMPENSATION PROGRAM.

                                (a)     The Employee shall be entitled to
participate in the Incentive Compensation Plan that has been established by the Company (the "Incentive Program") pursuant to which the Board may award bonuses to executive employees, based upon the achievement of written individual and corporate objectives determined jointly by the Employee and the Chief Executive Officer or the Board annually. The Employee shall be eligible to receive under the Incentive Compensation Program a minimum of fifty percent (50%) and a maximum of seventy-five percent (75%) of the Employee's Base Salary or more annually as determined by the Board. Bonuses under the Incentive Program will be payable quarterly in accordance with the Company's normal practices.

                                (b)     The Employee shall receive in
addition to the Base Salary, a signing bonus of Forty Thousand Dollars ($40,000), payable upon execution of the Employment Agreement and fully credited against the amounts payable to the Employee pursuant to the Incentive Program, which credits will accrue in equal amounts of Ten Thousand Dollars ($10,000) each quarter for four (4) quarters or until the signing bonus has been fully credited.

                        4.3     EQUITY PARTICIPATION.

                                (a)     The Company shall grant to the
Employee an initial stock option (the "Initial Option") to purchase Eighty Thousand (80,000) shares of the Class B Common Stock, par value $.01 per share, of the Company ("Class B Common Stock"). The Initial Option shall vest in accordance with the schedule set forth on SCHEDULE B and shall be an incentive stock option. The exercise price of the Initial Option shall be the fair market value of the Class B Common Stock on the date of this Agreement. The parties expect that such fair market value will be Five Dollars ($5.00) per share. The actual dollar amount of such fair market value, however, shall be determined by the Board. The Initial Option shall be subject to and in accordance with the provisions of the 1997 Stock Option Plan of the Company, as amended (the "Plan"), substantially in the form attached hereto as part of SCHEDULE C.

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                                (b)     The Company may grant to the Employee
additional stock options under the Plan as determined by the Option Committee of the Board from time to time in its sole discretion.

                                (c)     All shares of Class B Common Stock
issued under the Initial Option shall be subject to the terms and provisions of a Stock Purchase and Restriction Agreement as required by the Plan.

                                (d)     Notwithstanding the foregoing, all of
the Employee's then remaining unvested options shall automatically become vested upon the termination of this Agreement pursuant to Sections 8.1(a),
8.2 or 8.4(a) or immediately prior to the occurrence of a Change of Control of the Company. For the purposes of this Agreement, a "Change of Control" shall mean: (i) the sale, transfer, assignment or other disposition (including by merger or consolidation) by stockholders of the Company, in one transaction or a series of related transactions, of more than a majority of the voting power represented by the then outstanding capital stock of the Company to one or more stockholders or other third parties, other than any such sales, transfers, assignments or other dispositions by such stockholders to their respective heirs or affiliates; or (ii) a sale, transfer, assignment or other disposition (including by merger or consolidation), of all of the outstanding stock of the Company, or of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company.

                        4.4 FRINGE BENEFITS. The Employee shall be entitled to participate in any health or dental programs or other non-salary consideration (such as disability, sick leave) as are Company standard. Such programs are described in SCHEDULE D attached hereto.

                        4.5 CAR ALLOWANCE. The Company shall pay to the Employee a monthly car allowance to compensate the Employee for the cost of leasing, insuring and purchasing fuel for a vehicle of similar quality as the Company's other executive employees. The car allowance is payable monthly, commencing on the date of this Agreement, in accordance with the Company's normal payroll practices.

                        4.6 REIMBURSEMENT OF EXPENSES. The Employee shall be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by the Employee on behalf of the Company, provided that such expenses are documented and submitted to the Company all in accordance with the reimbursement policies of the Company as in effect from time to time.

                        4.7 PROFESSIONAL FEES. In addition to the general reimbursement of expenses pursuant to Section 4.6 and the Tuition Assistance plan referenced in SCHEDULE D, the Company shall reimburse the Employee in full for: tuition and related travel expenses for

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Continuing Legal Education courses, Bar Association dues, bar exam fees and related expenses incident to the Employee obtaining and maintaining a license or licenses to practice law; dues, sponsorship fees and related expenses for other professional organizations, such as the Information Technology Business Center, the Computer Law Association, the Licensing Executive Society and DelVaCCA, related to the Position or the Employee's responsibilities; and such other tuition, fees and travel and other expenses in connection with speaking engagements, professional seminars and related activities, as may be approved in advance from time to time by the Reporting Manager.

                5. CONFIDENTIALITY. The Employee recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, proprietary and unique asset of the Company. As a result, both during the Term and for a period of five (5) years thereafter, the Employee shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for the Employee's own benefit, or for any purpose other than the exclusive benefit of the Company, any confidential, proprietary, business and technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company (the "Proprietary Information") revealed, obtained or developed in the course of the Employee's employment with the Company. Proprietary Information shall include, but shall not be limited to: the intangible personal property described in Section 6(b) hereof; any information relating to methods of production, manufacture and research; hardware and software configurations, computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer inputs and outputs (regardless of the media on which stored or located) and computer processing systems, techniques, designs, architecture, and interfaces; the identities of, the Company's relationship with, the terms of contracts and agreements with, the needs and requirements of, and the Company's course of dealing with, the Company's actual and prospective customers, contractors and suppliers; and any other materials prepared by the Employee in the course of the Employee's employment by the Company, or prepared by any other employee or contractor of the Company for the Company or its customers, (including concepts, layouts, flow charts, specifications, know-how, user or service manuals, plans, sketches, blueprints, costs, business studies, business procedures, finances, marketing data, methods, plans, personnel information, customer and vendor credit information and any other materials that have not been made available to the general public). Nothing contained herein shall restrict the Employee's ability to make such disclosures during the course of the Employee's employment as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for the Position or as such disclosures may be required by law. Furthermore, nothing contained herein shall restrict the Employee from divulging or using for the Employee's own benefit or for any other purpose any Proprietary Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of the Employee's

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breach of this Section 5.  Failure by the Company to mark any of the
Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement. The Employee acknowledges that this Section 5 shall not limit any other duties of the Employee to protect client's confidences under the applicable rules of legal ethics regarding confidentiality.

                6.      PROPERTY.

                        (a) All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company. During the Term, the Employee shall not remove from the Company's offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for the Position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. The Employee shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever, except as may be necessary in the discharge of the assigned duties, and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which the Employee may have access or with which for any reason the Employee may become familiar, except as disclosure shall be necessary in the performance of the duties; and upon the termination of the Employee's employment with the Company, the Employee shall return to the Company all originals and copies of the foregoing then in his possession, whether prepared by the Employee or by others.

                        (b) (i) The Employee acknowledges that all right, title and interest in and to any and all writings, documents, inventions, discoveries, computer programs or instructions (whether in source code, object code, or any other form), algorithms, formulae, plans, memoranda, tests, research, designs, innovations, systems, analyses, specifications, models, data, diagrams, flow charts, and/or techniques (whether reduced to written or electronic form or otherwise) that the Employee creates, makes, conceives, discovers or develops, either solely or jointly with any other person, at any time during the Term, whether during working hours or at the Company's facility or at any other time or location, and whether upon the request or suggestion of the Company or otherwise, and that relate to or are useful in any way in connection with the Business now or hereafter carried on by the Company (collectively, "Intellectual Work Product") shall be the sole and exclusive property of the Company. The Employee shall promptly disclose to the Company all Intellectual Work Product, and the Employee shall have no claim for additional compensation for the Intellectual Work Product.

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                            (ii)  The Employee acknowledges that all the
Intellectual Work Product that is copyrightable shall be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Intellectual Work Product may not be considered a work made for hire under the applicable provisions of the United States Copyright Law, or to the extent that, notwithstanding the foregoing provisions, the Employee may retain an interest in any Intellectual Work Product that is not copyrightable, the Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that the Employee may have in the Intellectual Work Product under copyright, patent, trade secret, trademark and other intellectual property laws, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect thereto.

                            (iii) The Employee shall reveal promptly all
information relating to the Intellectual Work Product to an appropriate officer of the Company, cooperate with the Company and execute such documents as may be necessary or appropriate (A) in the event that the Company desires to seek copyright, patent, trademark or other analogous protection thereafter relating to the Intellectual Work Product, and when such protection is obtained, to renew and restore the same, or (B) to defend any opposition proceedings in respect of obtaining and maintaining such copyright, patent, trademark or other analogous protection.

                            (iv)  In the event that the Company is unable
after reasonable effort to secure the Employee's signature on any of the documents referenced in Section 6(b)(iii) hereof, whether because of the Employee's physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee's agent and attorney-in-fact, to act for and in the Employee's behalf and stead to execute and file any such documents and to do all other lawfully permitted acts to further the prosecution and issuance of any such copyright, patent, trademark or other analogous protection with the same legal force and effect as if executed by the Employee.

                            (v)   The Employee represents that the
innovations, designs, systems, analyses, ideas for marketing programs, and all copyrights, patents, trademarks and trade names, or similar intangible personal property identified on SCHEDULE E hereof comprises all of the innovations, designs, systems, analyses, ideas for marketing programs, and all copyrights, patents, trademarks and trade names, or similar intangible personal property that the Employee has made or conceived of prior to the date hereof, and same are excluded from the operation of the other provisions of this Section 6(b).

                7.      COVENANT NOT TO COMPETE.

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

                         (a)    The Employee shall not, anywhere in the
world, during the Term and for a period of two (2) years thereafter (the "Restricted Period"), do any of the following directly or indirectly without the prior written consent of the Company in its sole discretion:

                                (i)     engage or participate in business of
developing and/or selling supply chain execution software, other than with the Company;

                                (ii)    become interested (as owner,
proprietor, promoter, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) in any person, firm, corporation, association or other entity engaged in any business that is competitive with the Business or of the business of any subsidiary or affiliate of the Company as conducted during the Term, or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any portion of the business of any person, firm, corporation, association or other entity where such portion of such business is competitive with the Business of the Company or the business of any subsidiary or affiliate of the Company as conducted during the Term (notwithstanding the foregoing, the Employee may hold not more than one percent (1%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in business activity competitive with the Business or the business of any of the Company's subsidiaries or affiliates as conducted during the Term);

                                (iii)   solicit or call on for a purpose
competitive with the Business, either directly or indirectly, any (A) customer with whom the Company shall have dealt at any time during the two
(2) year period immediately preceding the termination of the Employee's employment hereunder, or (B) supplier or distributor with whom the Company shall have dealt at any time during the two (2) year period immediately preceding the termination of the Employee's employment hereunder;

                                (iv)    influence or attempt to influence any
supplier, distributor, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

                                (v)     influence or attempt to influence any
person (other than the Employee's Administrative Assistant) either (A) to terminate or modify the employment, consulting, agency, distributorship or other arrangement with the Company, or (B) to employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an employee, consultant, agent or distributor of the Company at any time during the twelve (12) month period immediately preceding the termination of the Employee's employment hereunder.

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                        (b)     The Company acknowledges that,
notwithstanding anything to the contrary contained in Section 7(a), after the termination or expiration of this Agreement for any reason, the Employee may engage in performing legal services as outside counsel (but not in-house counsel) on behalf of companies developing and/or selling supply chain execution software. The Employee acknowledges that, notwithstanding anything to the contrary in the first sentence of this Section 7(b), the Employee will be bound by the applicable rules of legal ethics regarding conflicts of interest in performing any such legal services as outside counsel.

                        (c) The Employee hereby acknowledges that the limitations as to time, character or nature and geographic scope placed on the Employee's subsequent employment by this Section 7 are reasonable and fair and will not prevent or materially impair the Employee's ability to earn a livelihood.

                8. TERMINATION OF EMPLOYMENT. The Employee's employment hereunder may be terminated upon the occurrence of any one of the events described in this Section 8 or pursuant to a non-renewal of the Agreement under Section 1(b) hereof. Upon termination of the Employee's employment, the Employee shall be entitled only to such compensation and benefits as described in this Section 8.

                        8.1     TERMINATION FOR DISABILITY.

                                (a)     In the event of the disability of the
Employee such that the Employee is unable to perform the duties and responsibilities hereunder to the full extent required by this Agreement by reasons of illness, injury or incapacity for a period of more than sixty (60) consecutive days or more than forty-five (45) days, in the aggregate, during any ninety (90) day period ("Disability"), the Employee's employment hereunder may be terminated by the Company.

                                (b)     In the event of a termination of the
Employee's employment hereunder pursuant to Section 8.1(a), the Employee will be entitled to receive: all accrued and unpaid (as of the date of such termination) Base Salary, benefits, bonuses and other compensation payable or provided in accordance with the terms of any then existing compensation or benefit plan or arrangement, including payment prescribed under and disability of life insurance plan or arrangement in which he is a participant or to which he is a party as an employee of the Company; and Severance (as hereinafter defined); provided that the Employee has complied with all of his material obligations under this Agreement and continues to comply with all of his surviving material obligations hereunder listed in Section 11. The amounts to be paid to the Employee hereunder shall be paid in accordance with the Company's normal payroll and incentive compensation distribution cycle then in effect. Except as specifically set forth in

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this Section 8, the Company shall have no liability or obligation to the
Employee for compensation or benefits hereunder by reason of such termination.

                        8.2 TERMINATION BY DEATH. In the event that the Employee dies during the Term, the Employee's employment hereunder shall be terminated thereby and the Company shall pay to the Employee's executors, legal representatives or administrators an amount equal to: the accrued and unpaid portion of the Base Salary, benefits, bonuses and other compensation for the month in which he dies. The amounts to be paid to the Employee hereunder shall be paid in accordance with the Company's normal payroll and incentive compensation distribution cycle then in effect. Except as specifically set forth in this Section 8, the Company shall have no liability or obligation hereunder to the Employee's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him by reason of the Employee's death, except that the Employee's executors, legal representatives or administrators will be entitled to receive the payment prescribed under any death or disability benefits plan in which he is a participant as an employee of the Company, and to exercise any rights afforded under any compensation or benefit plan then in effect.

                        8.3     TERMINATION FOR CAUSE.

                                (a)     The Company may elect to terminate
the Employee's employment hereunder at any time for "cause" upon written notice to the Employee. For purposes of this Agreement, "cause" shall mean:

                                        (i)     repeated material breach by
the Employee of any of his material obligations under this Agreement following written notice to the Employee specifying the nature of the prior material breach and the Employee's failure to cure such prior material breach;

                                        (ii)    repeated failure by the
Employee to perform satisfactorily the duties required by or appropriate for the Position, as determined by the President of the Company or the Board in his or its reasonable discretion, following written notice to the Employee specifying the nature of the prior failure to perform and the Employee's failure to cure such prior failure to perform;

                                        (iii)   conduct of the Employee
involving any type of disloyalty to the Company or willful misconduct with respect to the Company, including without limitation fraud, embezzlement, theft or proven dishonesty in the course of the employment, or any attempt by the Employee to secure any personal profit related to the Business and the business opportunities of the Company without the informed prior approval of the Board of Directors;

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                                        (iv)    conviction of a felony
related to the Company or its business;

                                        (v)     commission by the Employee of
an intentional tort (i.e., assault, battery, false imprisonment, intentional infliction of emotional distress, trespass to real or personal property or conversion) related to the Company or its business or an act involving moral turpitude or constituting fraud; or

                                        (vi)    habitual alcohol or substance
abuse or addiction.

                                (b)     In the event of a termination of the
Employee's employment hereunder pursuant to Section 8.3(a), the Employee shall be entitled to receive: all accrued but unpaid (as of the effective date of such termination) Base Salary, benefits and bonuses; and Severance. The amounts to be paid to Employee hereunder shall be paid in accordance with the Company's normal payroll and incentive compensation distribution cycle then in effect. All Base Salary, Severance, benefits, bonuses and other compensation shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to the Employee. In the event of a termination of the Employee's employment hereunder pursuant to Sections 8.3(a) (iii), (iv), (v) or (vi), any options to purchase the Company's common stock issued to Employee, including any vested or unvested portion thereof, shall be canceled at the time of such termination, and the Employee shall not be entitled to exercise any such options. Except as specifically set forth in this Section 8, the Company shall have no liability or obligation hereunder by reason of such termination.

                        8.4     TERMINATION BY THE COMPANY WITHOUT CAUSE.

                                (a)     The Company may terminate the
Employee's employment hereunder at any time during the Term, for any reason, without cause, effective upon the date designated by the Company upon ninety
(90) days written notice to the Employee.

                                (b)     In the event of a termination of the
Employee's employment hereunder pursuant to Section 8.4(a), the Employee shall be entitled to receive: (i) all accrued but unpaid Base Salary, benefits, bonuses and other compensation; and (ii) Severance (or the remaining amount of Base Salary that would otherwise be payable through the remainder of the Initial Term absent such termination, if greater). All Base Salary, benefits and bonuses shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to the Employee. Except as specifically set forth in this Section 8, the Company shall have no liability or obligation hereunder by reason of such termination.

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                        8.5     NON-RENEWAL BY EITHER PARTY.

                        In the event of a non-renewal of the Agreement by either party pursuant to Section 1(b) hereof, the Employee shall be eligible to receive an amount equal to: all accrued but unpaid Base Salary, benefits, bonuses, and other compensation; and Severance. The amounts to be paid to the Employee hereunder shall be paid in accordance with the Company's normal payroll and incentive compensation distribution cycle then in effect. All Base Salary, benefits and bonuses shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to the Employee. Except as specifically set forth in this Section 8, the Company shall have no liability or obligation hereunder by reason of such termination.

                        8.6     TERMINATION BY THE EMPLOYEE.

                                (a)     The Employee may terminate the
Employee's employment hereunder at any time during the Term, for any reason, effective upon the date designated by the Employee upon ninety (90) days written notice to the Company.

                                (b)     In the event of a termination of the
Employee's employment hereunder pursuant to Section 8.6(a), the Employee shall be entitled to receive: (i) all accrued but unpaid Base Salary, benefits, bonuses and other compensation; and (ii) Severance. The amounts to be paid to the Employee hereunder shall be paid in accordance with the Company's normal payroll and incentive compensation distribution cycle then in effect. All Base Salary, benefits and bonuses shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to the Employee. Except as specifically set forth in this Section 8, the Company shall have no liability or obligation hereunder by reason of such termination.

                        8.7 SEVERANCE. In the event of the termination or expiration of this Agreement for any reason, the Company shall pay to the Employee, in addition to any other compensation that may be under this Agreement, severance equal to one (1) year's Base Salary ("Severance"). The amounts to be paid to the Employee hereunder shall be payable in twelve (12) equal monthly installments in accordance with the Company's severance plan then in effect at the time of the Employee's termination. Employee acknowledges that, as a condition to participation in such severance plan, Employee must complete in good faith such employee exit forms then in use by the Company at the time Employee's employment is terminated and acknowledge in writing on such forms then in use by the Company, Employee's obligations to the Company including, but not limited to, Employee's obligations with respect to confidentiality and Company property set forth in Sections 5 and 6 hereof and Employee's obligations with respect to the Covenant not to Compete set forth in Section 7 hereof.

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                        8.8     CHANGE OF CONTROL.  In the event of a Change
of Control of the Company during the Term, the Employee may elect to treat such Change of Control as constructive termination of this Agreement without Cause by the Company. Such election may be made by the Employee by sending written notice to the Reporting Manager within sixty (60) days after the occurrence of the Change in Control. Upon such election, in addition to the Employee's rights pursuant to Section 4.3(c), the Employee shall be entitled to all of the rights and benefits under this Agreement as if the Company had terminated this Agreement without Cause pursuant to Section 8.4(a) as of the date specified in such notice.

                        8.9 OPTIONS; REPURCHASE OF SHARES. Upon the termination of the Employee's employment pursuant to Sections 8.3(a)(i) or
(ii), 8.5 or 8.6, all further vesting on all stock options and/or restricted stock in the Company held by the Employee shall immediately cease as of such date and thereafter any vested stock options shall be exercisable and any restricted stock or other equity securities held by the Employee shall be subject to repurchase by the Company in accordance with their respective terms and the terms of any related agreements between the Company and the Employee.

                        8.10 CONTINUING LEGAL REFERRALS. In the event that this Agreement is terminated or expires for any reason and the Employee elects to return to the private practice of law at any time during the one
(1) year period following such termination or expiration, then, at the option of the Employee, the Company shall engage the Employee's firm to perform legal services on behalf of the Company, the billable value of which legal services is reasonably estimated to be at least Three Hundred Thousand Dollars ($300,000) each year for at least two (2) years following the commencement of such engagement; provided that such law firm is reasonably capable of performing such legal services in a prompt and efficient manner; and provided further that such firm continues to perform such legal services to the Company's reasonable satisfaction. The Employee acknowledges that such law firm will be subject to the rules of legal ethics regarding conflicts of interest with respect to any such engagement.

                9.0     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
EMPLOYEE.

                         (a)    The Employee represents and warrants to the
Company that:

                                (i)     There are no restrictions, agreements
or understandings whatsoever to which the Employee is a party which would prevent or make unlawful the Employee's execution of this Agreement or the Employee's employment hereunder, or which is or would be inconsistent or in conflict with this Agreement or the Employee's employment hereunder, or would prevent, limit or impair in any way the performance by the Employee of the obligations hereunder; and

                                (ii)    The Employee has disclosed to the
Company all restraints, confidentiality commitments or other employment restrictions that the Employee has with any other employer, person or entity.

The Company acknowledges, however, that the Employee is subject to certain restrictions regarding, among other things, conflicts of interest and confidentiality, pursuant to the applicable rules of legal ethics arising from the Employee's prior representations of clients in the private practice of law.

                        (b) Upon and after the Employee's termination or cessation of employment with the Company and until such time as no obligations of the Employee to the Company hereunder exist, the Employee:
(i) shall provide a complete copy of the relevant portions of this Agreement to any prospective employer or other person, entity or association in the Business, with whom or which the Employee proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement thereof; and (ii) shall notify the Company of the name and address of any such employer, person, entity or association prior to the Employee's employment, affiliation, engagement, association or the establishment of any business or remunerative relationship.

                10.0 LIABILITY. Promptly after the execution of this Agreement, the Company will: (a) use its best efforts to amend the Certificate of Incorporation of the Company and the Bylaws of the Company to provide for the maximum indemnification and reimbursement of expenses of directors and officers of the Company as are permitted by Delaware law; and
(b) obtain and maintain directors & officers liability insurance coverage in reasonable policy limits from a reputable insurance carrier.

                11.0 SURVIVAL OF PROVISIONS. The provisions of this Agreement set forth in Sections 5 through 21 hereof shall survive the termination of the Employee's employment hereunder in accordance with their respective terms.

                12.0 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided that neither the Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party hereto, except that, without such consent but subject to Section 4.3(d) and 8.8, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, provided that such successor assumes in writing all of the obligations of the Company under this Agreement.

                13.0 NOTICE. Any notice hereunder by either party shall be given by personal delivery or by sending such notice by regular mail, return-receipt requested, or by overnight delivery with a reputable courier service, addressed to the other party at its address set forth below or at such other address designated by notice in the manner provided in this section. Such notice shall be deemed to have been received upon the date of actual delivery if personally delivered or, in the case of mailing, two (2) days after deposit with the U.S. mail, or if by overnight delivery, the date of delivery.

                        If to the Employee:

                                Christopher F. Wright
                                795 Bass Cove
                                Malvern, PA 19355

                        If to the Company:

                                EXE Technologies, Inc.
                                12740 Hillcrest Road
                                Dallas, TX  75230
                                Attention: President

                        with a copy to:

                                Pepper Hamilton LLP
                                1235 Westlakes Drive
                                Suite 400
                                Berwyn, PA  19312
                                Attention:  Michael P. Gallagher, Esquire

                14.0 ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of the Employee with the Company, including without limitation that Summary of Terms dated June 29, 1998 between the Employee and the Company. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

                15.0 WAIVER. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

                16.0 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws of any jurisdiction.

                17.0 INVALIDITY. If any provision of this Agreement shall be determined to be void, invalid, unenforceable or illegal for any reason, then the validity and enforceability of all of the remaining provisions hereof shall not be affected thereby. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, then such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided that, if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, then such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.

                18.0 SECTION HEADINGS. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

                19.0 NUMBER OF DAYS. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and legal holidays; provided that, if the final day of any time period falls on a Saturday, Sunday or day which is a legal holiday in Pennsylvania, then such final day shall be deemed to be the next day which is not a Saturday, Sunday or legal holiday.

                20.0    SPECIFIC ENFORCEMENT; EXTENSION OF PERIOD.

                        (a)     The Employee acknowledges that the
restrictions contained in Sections 5, 6, and 7 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. The Employee also acknowledges that any breach by the Employee of Sections 5, 6, or 7 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by the Employee, the Company shall have the right to enforce the provisions of Sections 5, 6, and 7 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

                        (b) The periods of time set forth in Sections 5, 6 and 7 hereof shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods, provided that the Company is successful on the merits in any such litigation. The "time required for litigation" is herein defined to mean the period of time commencing on the earlier of the Employee's first breach of such covenants or the service of process upon the Employee and ending on the expiration of all appeals related to such litigation.

                21.0 CONSENT TO SUIT. In the case of any dispute under or in connection with this Agreement, the Employee may only bring suit against the Company in the Courts of the Commonwealth of Pennsylvania in and for the County of Philadelphia or in the Federal District Court for such geographic location. The Employee hereby consents to the jurisdiction and venue of the courts of the Commonwealth of Pennsylvania in and for the County of Philadelphia or the Federal District Court for such geographic location, provided that such Federal Court has subject matter jurisdiction over such dispute, and the Employee hereby waives any claim the Employee may have at any time as to FORUM NON CONVENIENS with respect to such venue. The Company shall have the right to institute any legal action arising out of or relating to this Agreement in any court of competent jurisdiction. Any judgment entered against either of the parties in any proceeding hereunder may be entered and enforced by any court of competent jurisdiction. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, then the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys' fees, costs and disbursements.

                22.0 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

                IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

                                                EXE TECHNOLOGIES, INC.



                                                By:
                                                   ----------------------------

                                                Name:
                                                     --------------------------

                                                Title:
                                                      -------------------------


                                                EMPLOYEE:


                                                -------------------------------
                                                Name:  Christopher F. Wright

                                   SCHEDULE A

                          EMPLOYMENT AND COMPENSATION

POSITION:                Senior Vice President & General Counsel

DUTIES:                  (1)  Responsible for worldwide legal services for the
                              Company, including management and budgeting of in-house legal staff;

                         (2) Responsible for management and budgeting of worldwide outside legal services for the Company, including selection of outside counsel and negotiation of fee arrangements;

                         (3) Perform as Corporate Secretary of the Company (and its subsidiaries where appropriate);

                         (4) Serve as a member, and perform as Secretary, of the Executive Committee of the Company;

                         (5) Perform other executive management activities (such as finance, mergers & acquisitions and human resources) as may be determined jointly by the Reporting Manager and the Employee from time to time; and

                         (6) Enhance the visibility and reputation of the Company in the venture and software communities at the regional, national and international levels.

REPORTING MANAGER:  Chief Executive Officer & Chief Financial Officer

ANNUAL BASE SALARY: One Hundred Seventy-five Thousand Dollars ($175,000.00)

SIGNING BONUS:           Forty Thousand Dollars ($40,000.00)

START DATE:              Friday, July 13, 1998

VACATION:                20 paid vacation days per calendar.
INITIAL LEGAL STAFF:     (1)  One (1) full time Associate General Counsel
                              (probably Neil Cooper);

                         (2) Two (2) full time Paralegals (Lisa Todd and a new hire); and

                         (3) One (1) full time Administrative Assistant with legal experience (probably Karen McKay).

                                   SCHEDULE B

                            OPTION VESTING SCHEDULE

INITIAL OPTION:

(a) 20,000 shares on the date of this Agreement;

(b) 20,000 shares on the last day prior to the first anniversary of the Start Date;

(c) 20,000 shares on the last day prior to the second anniversary of the Start Date; and

(d) 20,000 shares on the last day prior to third anniversary of the Start
Date.

                                   SCHEDULE C



                             EXE TECHNOLOGIES, INC.

               1997 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

   [A COPY OF THE PLAN WITH EXHIBITS HAS ALREADY BEEN SUPPLIED TO THE EMPLOYEE AND HAS THEREFORE NOT BEEN ATTACHED TO THIS AGREEMENT.]

                                  SCHEDULE D
                           NON-SALARY CONSIDERATION




1.   7 paid holidays.

2.   Vacation - 20 days.

3.   Medical Plan - Employer/Employee paid.

4.   Dental Plan - Employer/Employee paid.

5.   Life Insurance/AD&D - equal to $50,000 - Employer paid.

6. Vision plan - Employer paid - provides 20% to 60% discount on all vision services.

7. Flexible Benefit Plan - enables employees to set aside pre-tax dollars for the reimbursement of certain qualified expenses.

8. Short-term Disability - Employer paid - provides potential salary continuation to regular, full-time employees who are unavoidably absent from work due to personal illness injury or pregnancy.

9. Long-term Disability - Employer paid - provides income protection in the event of a long-term disability, equal to 60% of basic monthly earnings.

10. 401(k) Plan - permits deferral of pre-tax dollars up to 15% of salary. Company matches 100% of first 5% contribution.

11. Employee Assistance Plan - provides counseling or referral benefits to eligible employees and their families.

12. Tuition Assistance - provides educational reimbursement benefits to eligible employees.

                                  SCHEDULE E

                                PRIOR INVENTIONS

1. The collection of sample and form contracts, letters and checklists developed or assembled by the Employee during the private practice of law.

2. The list of clients, referral sources and contacts developed or assembled by the Employee during the private practice of law.